MACOM 100 Chelmsford Street Lowell, MA 01851 +1 978.656.2500
www.macom.com
MACOM Announces Restructuring Initiative, Updates Fiscal Third Quarter 2019 Guidance

Lowell, Mass., June 18, 2019 - MACOM Technology Solutions Holdings, Inc. (“MACOM” or the "Company") (NASDAQ: MTSI), a leading supplier of semiconductor solutions, today announced it has implemented a restructuring plan that will provide an expected annual expense savings of approximately $50 million dollars once fully implemented.

The Restructuring Plan Includes:

•
A permanent reduction in MACOM’s hourly, salaried and management workforce of approximately 250 employees, or 20% of the total workforce-including personnel in Research and Development, Production, Sales and Marketing and General and Administrative functions. Substantially all affected employees have been notified and customary transition assistance will be provided as a result of the restructuring.

•	The closure of seven product development facilities, including locations in France, Japan, the Netherlands, Florida, Massachusetts, New Jersey and Rhode Island.
The Company also announced it will no longer invest in the design and development of optical modules and subsystems for Data Center applications. Going forward, MACOM will be a merchant supplier of semiconductor integrated circuits (ICs) and photonic devices and will support optical module manufacturers at the semiconductor component level.
“We do not make these decisions lightly, however, these actions are necessary in order to strengthen our strategic plan,” said Stephen Daly, President and Chief Executive Officer.
The Company expects approximately $14 million in restructuring charges including $7 million for employee severance obligations, a majority of which are expected to be incurred during the third fiscal quarter of 2019. In addition, the Company is performing a recoverability assessment for its long-lived assets, most specifically its intangible assets that may be impacted by the restructuring plan. As of March 29, 2019, MACOM’s intangible assets had a carrying value of $472 million. To date, the Company has identified approximately $15 million of non-cash impairment charges in addition to the restructuring charges discussed above, associated with these restructuring actions.

Updated Third Quarter Fiscal Year 2019 Guidance:

•
Revenue in the quarter is expected to be between $107 million and $109 million, compared to prior guidance of $120 million to $124 million. The updated guidance reflects the impact of discontinuing shipments to Huawei Technologies Co., Ltd. and certain of its subsidiaries and affiliates as a result of the U.S. Department of Commerce action of adding Huawei to its “Entity List.” In addition, the updated guidance also reflects reduced shipments to certain of MACOM’s distribution channel partners.

•
Non-GAAP gross margin is now expected to be between 39% and 41%, which includes approximately $14 million in inventory reserves, or 1,300 basis points of gross margin impact. These inventory reserves are primarily associated with certain Data Center products and products that would otherwise be shipped to Huawei. This compares to prior non-GAAP gross margin guidance of 53% to 55%.

•
Non-GAAP adjusted earnings per share is now expected to between be a loss of ($0.41) to ($0.45), and does not include any restructuring- or impairment-related charges. This compares to prior guidance for non-GAAP adjusted earnings per share of ($0.08) to ($0.04).

ABOUT MACOM:
MACOM designs and manufactures semiconductor products for Data Center, Telecommunication and Industrial and Defense applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans, the expected impact of the proposed restructuring plan, the estimated financial results for our fiscal third quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
This press release includes financial measures that have not been calculated in accordance with GAAP. This forward-looking non-GAAP information cannot be reconciled to the most comparable GAAP measures without unreasonable effort because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data. For further information regarding our use of non-GAAP financial information, please see our earnings releases previously furnished to the SEC.

COMPANY CONTACT:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com